EXHIBIT 10.53

                   COGENERATION ENERGY SUPPLY AGREEMENT


                             BETWEEN


                    PANDA ENERGY CORPORATION


                               AND


                        THE BIBB COMPANY

                        January l1, 1989





                              INDEX

                                                             Page

Section 1  -  Definitions                                      1
Section 2  -  The Facility                                     2
Section 3  -  Purchase Obligation                              4
Section 4  -  Term of Agreement                                4
Section 5  -  Purchase Prices                                  4
Section 6  -  Payment                                          5
Section 7  -  Commencement of Operations                       5
Section 8  -  Options at Conclusion of Term                    5
Section 9  -  Lease of Land                                    7
Section 10 -  Insurance and Indemnification                    8
Section 11 -  Force Majeure                                   10
Section 12 -  Performance Conditions                          10
Section 13 -  Default                                         10
Section 14 -  Remedies                                        11
Section 15 -  Supplier's Representations and Warranties       12
Section 16 -  Purchaser's Representations and Warranties      13
Section 17 -  Maintenance and Modification of the FACILITY    13
Section 18 -  Taxes, Governmental Charges and Utilities       13
Section 19 -  Applicable Law                                  14
Section 20 -  Standby Steam and Chilled Water                 14
Section 21 -  Miscellaneous                                   15
Section 22 -  Conclusion of Operations                        16

Exhibit A  -  Real Property Lease                             18





              COGENERATION ENERGY SUPPLY AGREEMENT


This Cogeneration Energy Supply Agreement (the AGREEMENT" hereinafter) is entered effective January 12, 1989 by and between PANDA ENERGY CORPORATION ("SUPPLIER" hereinafter)' a
Texas Corporation and THE BIBB COMPANY ("PURCHASER" hereinafter), a Georgia Corporation.

                      W I T N E S S E T H:

     WHEREAS, SUPPLIER is in the business of constructing and operating cogeneration facilities for the production of steam and chilled water; and

     WHEREAS, PURCHASER is a consumer of steam and chilled water; and

     WHEREAS, SUPPLIER desires to construct a cogeneration facility on property belonging to PURCHASER, and PURCHASER desires to purchase steam and chilled water produced in said facility.

     NOW THEREFORE, in consideration of the foregoing and of the premises hereinafter set forth, the parties hereto agree as follows:


Section 1 - Definitions.

1.01 "FACILITY" means the cogeneration facility to be constructed by SUPPLIER pursuant to this Agreement. The FACILITY is described in Section "2" below.

1.02 "Leased Site" means the tract of land (identified in Exhibit
     "B" hereto), leased by SUPPLIER from PURCHASER, upon which the bulk of the FACILITY will be built (as provided in "2.07" below).

1.03 "Lease" means that certain Lease Agreement described in Section "9" below (and attached hereto as Exhibit "A") which will be executed pursuant to this AGREEMENT.

1.04 "Completion Date" means the date upon which the FACILITY becomes operational and upon which regular deliveries of steam and chilled water to PURCHASER commence.

1.05 "Plant" means all facilities belonging to or operated by PURCHASER at the Rosemary Complex in Roanoke Rapids, North
     Carolina.


Section 2 - The Facility.

2.01 SUPPLIER will design, construct and operate the FACILITY at its sole expense. The FACILITY shall include, without limitation, the following:

     (a) Such buildings, fixtures and equipment as shall be necessary for the purpose of generating the quantities of steam and chilled water specified in Section "2.06" hereof.

     (b) Such steam and condensate-return pipes as shall be required to deliver steam from the FACILITY to and from the existing Rosemary Plant boiler room.

     (c) Such chilled water delivery pipes as shall be required to deliver chilled water to and from the existing
          Rosemary Plant boiler room.

     PURCHASER will not be responsible for the funding of said design, construction or operation.

2.02 The FACILITY will be designed and constructed to meet and to comply with all of the following requirements and limits.

     (a) To meet the qualifying requirements established as of the effective date of this Agreement by Federal Energy Regulatory Commission ("FERC") Rules (18 Code of Federal Regulations 292) implemented by the Public Utility Regulatory Policies Act of 1978.

     (b) To comply with all other requirements of Federal, State and local governmental agencies established and imposed by law.

2.03 PURCHASER shall have the right to approve the design of the following:

     (a) All interfaces and interconnections between the FACILITY and the Plant.

     (b)  External architecture of the FACULTY.

     (c)  Fire and security systems.

     Said approvals will not be unreasonably withheld. PURCHASER shall not have the right to otherwise approve the design, construction or operation of the FACILITY.

2.04 SUPPLIER will own the FACILITY.

2.05 The FACILITY will be fueled by natural gas (with diesel fuel backup). SUPPLIER will provide its own backup fuel tanks and shall be responsible for complying with all Federal, State and Local regulations concerning said tanks.

2.06 SUPPLIER warrants that the FACILITY will have the capacity to provide PURCHASER at least the following minimum quantities of steam and chilled water during the following periods:

     (a) An annual average of sixty-five thousand (65,000) pounds of steam per hour at 150 psi.

     (b) Up to two thousand (2,000) tons of chilled water for eight thousand (8000) hours per year.

     SUPPLIER further warrants that it will continuously staff and operate the FACILITY (or will cause it to be so staffed and operated) so that it will, in fact, provide the minimum quantities of steam and chilled water specified above on a non-interrupted basis. Deliveries of quantities in excess of the foregoing will not be required hereunder.

2.07 The FACILITY will be built on the Leased Site except for delivery lines and pipes or other equipment which design requirements dictate be installed elsewhere at the Plant.


Section 3 - Purchase Obligation.

3.01 PURCHASER will purchase all steam and chilled water which it consumes at the Rosemary Complex (which SUPPLIER can and will supply) from SUPPLIER. This requirement is not intended as a warranty of the continued consumption of any particular quantity of steam or of chilled water.

3.02 Notwithstanding Section 3.01 above, PURCHASER may purchase any quantity of steam or chilled water which SUPPLIER is unable or fails to supply (or otherwise does not supply) from other suppliers or sources, including itself.


Section 4 - Term of Agreement.

4.01 This Agreement shall become effective upon the execution hereof by both parties. It shall remain in effect for a twenty-five- (25) year period after the Completion Date. The parties may exchange a memorandum memorializing the Completion Date.


Section 5 - Purchase Prices.

5.01 PURCHASER will pay the following fixed prices for each 1,000 lbs. of steam at 150 psi:

     Delivery Period          Quantity            Price

     Twenty-Five (25) Years   First 45 000 Pounds $1.00
     Twenty-Five (25) Years   All Steam Over      $2.50
                              45,000 Pounds

5.02 PURCHASER will pay the following fixed prices per ton hour for chilled water:

     Period of Deliveries          Price

     During First Five (5) Years  3. 0 cents
     During Next Five  (5) Years  3. 5 cents
     During Next Five  (5) Years  4. 0 cents
     During Next Five  (5) Years  4. 5 cents
     During Last Five  (5) Years  5. 0 cents

Section 6 - Payment.

     6.01 The purchase prices paid pursuant to "5" above shall be paid in calendar month increments within fifteen (15) days after receipt of an invoice from SUPPLIER. Payment shall be required for the actual quantity of steam and chilled water delivered during the prior month. Interest equal to the prime rate at M-Bank, Dallas plus two percent shall be paid on all late payments together with (and in addition to) all costs incurred in collecting or in attempting to collect late payments. If any payment is not so received within fifteen (15) days after receipt of an invoice, SUPPLIER shall have the additional remedy of terminating deliveries of steam and chilled water to PURCHASER until payment is received. If payment of any part of an invoice is withheld by PURCHASER due to a dispute or question regarding the amount of such invoice, SUPPLER shall not terminate deliveries of steam or chilled water so long as payment for any undisputed or unquestioned portion of said invoice has not been withheld. Any such dispute or question may, at the option of either Party, be resolved under the rules of the American Arbitration Association if it is not otherwise resolved by the Parties.


Section 7 - Commencement of Operations.

7.01 The FACILITY will be operational and regular deliveries of steam and chilled water will commence within thirty-six
     (36) months after the effective date of this Agreement.


Section 8 - Options At Conclusion Of Term.

8.01 PURCHASER shall have the OPTION, effective at the end of the original twenty-five (25) year term, to do ONE of the following (or to require SUPPLER to do so):

     (a) TO NEGOTIATE a ten- (10) year extension to the term hereof (as described in "8.02" below).

     (b) TO PURCHASE the FACILITY (as described in "8.03" below).

     (c)  To enforce the original termination date.

8.02 The ten (10) year extension option will be exercisable and shall operate as follows:

     (a) PURCHASER shall give SUPPLIER written notice at least two (2) years prior to expiration of the original term if said option is to be exercised (notice may not be given thereafter).

     (b) All provisions of this Agreement shall remain in effect.

     (c) The lease term (described in "9.02" below) shall be extended for an additional ten (10) years.

     (d) Purchase prices for steam and chilled water for the extended term will be negotiated and an extension Amendment (to this AGREEMENT) will be executed at least twelve (12) months prior to expiration of the original term.

     (e) The extension of the original year term will not be made without the Agreement of both parties.

8.03 The Purchase Option shall be exercisable and shall operate as follows:

     (a) PURCHASER shall give SUPPLIER written notice of its exercise of the purchase option as follows:

          (i) At least twenty-four (24) months prior to expiration of the original term if the extension option has not been exercised as provided in "8.02(a)" above.

          (ii) At least fourteen (14) months prior to expiration of the original term if the extension option is exercised and if the Parties have not yet executed an extension Amendment as provided in "8.02(d) above. Notice of exercise may not be exercised after the foregoing times.

     (b) The purchase price for the FACILITY shall be fair market value. Fair market value shall:

          (i) Be determined as if SUPPLIER owned the Leased Site but shall exclude the value of the Leased Site.

          (ii) Include the value of the FACILITY and of all improvements made by SUPPLIER on or off of the Leased Site.

     (c) Fair market value (i.e. the purchase price) shall be determined by the following methods, applied and attempted in the following sequence.

          (i)  By negotiation between the Parties.

          (ii) By arbitration, administered in accordance with the rules and practices of the American Arbitration Association in the Plant locality. Arbitration will be resorted to if the purchase price has not been determined by negotiation at least twelve (12) months prior to expiration of the original term.

     (d)  Any purchase by Bibb must be approved by Virginia
          Electric & Power Company.


Section 9 - Lease of Land.

9.01 PURCHASER will lease a sufficient tract of real property (the "Leased Site") to SUPPLIER for the construction of the FACILITY. Said Leased Site will be located in the area identified in Exhibit "B" hereto. The rental (to be paid by SUPPLIER to PURCHASER) will be in the amount of one ($1.00) dollar per year, payable each January 1 throughout the term of the Lease. Rent may be prepaid.

9.02 The TERM of the Lease will start with identification and approval (by both Parties) of the tract and will terminate twenty-five (25) years after the Completion Date of the FACILITY. If PURCHASER exercises the option described in Section "8.02" above (to extend the term of this AGREEMENT), the term of the Lease shall be extended for a like period.

9.03 SUPPLIER, (including without limitation its agents, representatives and subcontractors), shall have the RIGHT OF INGRESS and EGRESS on and across property belonging to (or controlled by) PURCHASER during the term of the Lease, to the extent necessary to construct, operate and maintain the FACILITY and all interconnection facilities to deliver steam and chilled water to PURCHASER.

9.04 (a) The Lease shall be essentially identical the form of Lease attached to this Agreement as Exhibit "A."

     (b) SUPPLIER and PURCHASER shall execute the Lease within six (6) months after the effective date of this Agreement and shall cause the same to be duly recorded in such manner as shall establish the leasehold interest of SUPPLIER in the Leased Site.


Section 10 - Insurance and Indemnification.

10.01 Each Party as indemnitor shall save harmless and indemnify the other Party and the directors, officers, and employees of such other Party against and from any and all loss and liability for injuries to persons (including employees of either Party), and property damages (including, without limitation, property of either party) resulting from or arising out of; (i) the engineering, design, construction, maintenance, or operation of, or (ii) the making of replacements, additions or betterments to, the indemnitor's facilities. Neither Party shall be indemnified hereunder to the extent its liability or loss results from its negligence or willful misconduct. The indemnitor shall, if requested by the other Party, defend any suit asserting a claim covered by this indemnity and shall pay all costs, (including, without limitation, reasonable attorney fees) that may be incurred in enforcing this indemnity

10.02 SUPPLIER shall furnish PURCHASER a certificate of WORKMEN'S COMPENSATION indicating compliance with the Labor Code of the State of North Carolina, including Employer's Liability insurance with a minimum of $2,000,000 basic coverage or excess umbrella for injury or death of any person. This certificate shall provide for 30 days' written notice to PURCHASER prior to cancellation, termination, alteration, or material change of such insurance.

10.03 (a) SUPPLIER shall maintain during the term hereof, comprehensive General Liability and Comprehensive Automobile Liability of not less than $3,000,000 single or combined limit or equivalent for bodily injury, personal injury, and property damage as the result of any one occurrence.

     (b) SUPPLIER shall also maintain during the term hereof, comprehensive General Liability which shall include coverage for Premises-Operations, Owners and Contractors Protective, Products/Completed Operations Hazard, Explosion, Collapse, Underground, Contractual Liability, and Broad Form Property Damage including Completed Operations. Comprehensive Automobile Liability shall include coverage for Owned, Hired, and Non-Owned Automobile.

10.04 (a) Evidence of coverage described in "10.02" and "10.03" above shall state that coverage provided is primary and is not excess to or contributing with any insurance or self-insurance maintained by PURCHASER.

     (b) PURCHASER shall have the right to inspect or obtain a copy of the original policy(ies)) of insurance.

     (c) SUPPLIER shall furnish the required certificates and endorsements to PURCHASER prior to the date construction of the FACILITY begins. Said certificates and endorsements (and any subsequent endorsements, alternations or cancellations) shall be mailed to PRODUCER addressed as required by Section "20.05" below.


Section 11 - Force Majeure.

11.01 All obligations of the parties to this Agreement
     (except for the payment of money for steam, and chilled water which has been delivered) shall be suspended while and for so long as compliance is prevented in whole or in part by an act of God, strike, lockout, war, civil disturbance, explosion, breakage, accident to machinery, failure of natural gas supply, or the failure or refusal of a pipeline to transport natural gas, Federal or State or Local law, inability to secure materials or approvals or licenses, binding order of a Court or Governmental Agency, or any other cause beyond the reasonable control of SUPPLIER or PURCHASER.

Section 12 - Performance Conditions.

12.01 SUPPLIER shall complete each of the following within one year after the effective date of this Agreement and shall provide evidence thereof to PURCHASER.

     (a) Obtain a commitment for project financing.

     (b) Determine that the FACILITY and all associated equipment and interconnections will meet all State and Federal Environmental Regulations.

     (c)  Prepare a natural gas transportation plan.

     (d) Identify carriers and provide a schedule for the furnishing of required insurance and bonds. Required insurance and bonds will be obtained in a timely manner
          (as required by this AGREEMENT) whether before or after said one-year period.

     The foregoing information will be written and may be furnished from time to time in one or more increments.


Section 13 - Default.

13.01 SUPPLIER shall, without limitation, be considered in default under this Agreement (i) if it has not consummated a Power Purchase Agreement with North Carolina Power Company on or before March 1, 1989 to sell electricity produced in the FACILITY; or (ii) if said Power Purchase Agreement is terminated prior to the commencement of construction of the FACILITY; or (iii) if the conditions enumerated in Section
     12.01 above are not complied with within eighteen (18) months after the effective date hereof; or (iv) if it fails to commence construction of the FACILITY within eighteen
     (18) months after the effective date hereof; or (v) if it shall fail to proceed with the due diligence to cause the FACILITY to be constructed; or (vi) if the FACILITY does not become operational within forty-two (42) months after the effective date of this Agreement; or (vii) if SUPPLIER is unable or fails to supply steam or chilled water to PURCHASER as a consequence of SUPPLIER's failure to comply with the requirement of Section 2.06 above; or (viii) it shall apply for or consent to the appointment of a receiver, custodian, trustee or liquidator, become unable to pay debts as such become due, make a general assignment for the benefit of creditors, or commence a voluntary case under the Bankruptcy Code; or (ix) if a final order for relief is granted against it in an involuntary bankruptcy proceeding; or (x) if it fails to perform or to meet any other requirement or condition of this AGREEMENT.

13.02 PURCHASER shall, without limitation, be considered in default under this contract if it shall (i) fail to pay sums due hereunder; or it (ii) shall apply for or consent to the appointment of a receiver, custodian, trustee or liquidator, become unable to pay debts as such become due, make a general assignment for the benefit of creditors, or commence a voluntary case under the Bankruptcy Code; or (iii) if a final order for relief is granted against it in an involuntary bankruptcy proceeding; or (iv) if it fails to perform or to meet any other requirement or condition of this AGREEMENT.


Section 14 - Remedies.

14.01 Whenever an event of default occurs, the party not in default shall have the right to seek every remedy and to take every action which is allowed by the terms of this AGREEMENT or which is otherwise available at law or in equity.

14.02 In addition to any other remedies provided by law, PURCHASER shall have the right, upon written notice of thirty (30) days or longer, to terminate this Agreement upon an event of default of any of the types specified in Sections 13.01(i) through 13.01(vii) above. PURCHASER shall have a similar right to terminate this Agreement, upon written notice which can be effective immediately or at any specified subsequent time, for a default of any of the types specified in Sections 13.01(viii) or 13.01(ix) above.

14.03 In addition to all other remedies provided by law, SUPPLIER shall have the right, upon written notice of thirty
     (30) days or longer, to terminate this Agreement upon an event of default of the type specified in Section 13.02(i) above. SUPPLIER shall have a similar right to terminate this Agreement, upon written notice which can be effective immediately or at any subsequent time, for a default of any of the types specified in Sections 13.02(ii) or 13.02(iii) above.

14.04 Any notice of termination given pursuant to Section
     14.02 or Section 14.03 above shall be withdrawn (and the AGREEMENT shall not be terminated) if the default in question is corrected within the prescribed notice period.

14.05 This AGREEMENT may not otherwise be terminated except as determined by a court of competent jurisdiction for material breach.


Section 15 - SUPPLIER's Representations and Warranties.

15.01 SUPPLIER has been duly incorporated, and is in good standing as a corporation under the laws of the State of Texas. SUPPLIER will qualify to do business in North Carolina as required by the laws of North Carolina.

15.02 SUPPLIER has all requisite corporate power and authority to enter this AGREEMENT, and to perform the obligations on its part herein contained.

15.03 There is no litigation or proceeding pending or, to its knowledge, threatened against SUPPLIER (otherwise than as expressly disclosed in writing to PURCHASER) that would, if determined adversely to SUPPLIER have a material adverse effect on the ability of SUPPLIER to enter or to perform this AGREEMENT.

15.04 The execution and performance by SUPPLER of its obligations hereunder will not result in the breach of any agreement or instrument to which SUPPLIER is a party or in the violation of any order, rule or regulation of any court or governmental body having jurisdiction over SUPPLIER.


Section 16 - PURCHASER's Representations and Warranties.

16.01 PURCHASER has been duly incorporated, and is in good standing as a corporation under the laws of the State of Georgia.

16.02 PURCHASER has all requisite corporate power and authority to enter this AGREEMENT and to perform the obligations on its part herein contained.

16.03 There is no litigation or proceeding pending or, to its knowledge, threatened against PURCHASER (otherwise than as expressly disclosed in writing to SUPPLIER) that would, if determined adversely to PURCHASER have a material adverse effect on the ability of PURCHASER to enter or to perform this AGREEMENT.

16.04 The execution and performance by PURCHASER of its obligations hereunder and will not result in a breach of any agreement or instrument to which PURCHASER is a party or in the violation of any order, rule or regulation of any court or governmental body having jurisdiction over PURCHASER.


Section 17 - Maintenance and Modification of the FACILITY.

17.01 SUPPLIER shall keep the FACILITY (except for those parts to which it does not retain title) in good repair and operating condition, and shall make all necessary repairs and replacements thereto.

17.02 SUPPLIER may make any additions to, expansion of, modifications of or improvements to the FACILITY which it deems appropriate in at its sole discretion and cost subject only to Purchaser's approval rights described above.

17.03 Except as otherwise provided for in Section 20 of this AGREEMENT, PURCHASER will be responsible for maintaining all equipment not installed on the Leased Site.


Section 18 - Taxes, Governmental Charges and Utilities.

18.01 SUPPLIER shall pay (i) all taxes and governmental charges with respect to its interest in the FACILITY; (ii) all utility charges incurred with respect to the FACILITY;
     and (iii) all assessments and charges made by any governmental body for public improvements that may be secured by a lien or charge on the FACILITY.


Section 19 - Applicable law.

19.01 This Agreement shall be performable in the State of North Carolina.


Section 20 - Standby Steam And Chilled Water.

20.01 SUPPLIER will maintain (at its sole expense) and will be permitted to use PURCHASER's existing boilers and related equipment (pumps, condensers, fans, instrumentation, etc.) at the Rosemary Complex during the term of this Agreement to provide a backup source for steam. Said maintenance shall include preparation of the boiler and related equipment for the required annual State inspection, maintenance of an appropriate chemical charge in the boiler, the periodic running of pumps and fans, and similar actions to prevent abnormal deterioration. SUPPLIER shall not be required to rebuild, refurbish, replace or to otherwise perform overhauls or major maintenance on said equipment.

20.02 PURCHASER will maintain (at its sole expense) its existing chillers and related equipment at the Rosemary Complex to provide a backup source for chilled water during the term of this Agreement. PURCHASER shall (as part of said maintenance process and notwithstanding the requirements of Section 3 of this Agreement) be permitted to operate said chillers to the extent necessary to so maintain them (estimated to be two or three hours per week).

20.03 If SUPPLIER elects to use said chillers to provide backup chilled water, the operating costs thereof during the period so used shall be paid by SUPPLIER.

20.04 Nothing contained herein shall modify the obligation of SUPPLIER to supply the required quantity of steam and/or chilled water. If SUPPLIER cannot supply the required quantity of steam and/or chilled water from the FACILITY, SUPPLIER shall immediately supply such steam and/or chilled water by using PURCHASER's boilers and/or chillers, with the cost of such operation to be paid by SUPPLIER.

20.05 Should SUPPLIER, at any time, fail to supply the required quantity of steam and/or chilled water, PURCHASER shall have the right to operate PURCHASER's said boilers and/or chillers to provide said steam and/or chilled water and the cost of such operation shall be paid by SUPPLIER.


Section 21- Miscellaneous.

21.01 SUPPLIER will, at its expense, install and connect water and steam lines sufficient to effect deliveries of steam, and chilled water to PURCHASER. PURCHASER will perform any conversions and internal connections within existing buildings, at its sole expense (per final design drawings).

21.02 SUPPLIER's obligations hereunder are conditioned (i) upon the successful negotiations of contracts for the sales and transmission of electricity produced by said FACILITY;
     (ii) upon the negotiation of agreements for the natural gas to the FACILITY, and (iii) upon obtaining financing sufficient to construct the FACILITY.

21.03 PURCHASER's obligations to purchase steam and chilled water are irrevocable. This Agreement may not be terminated by either party during the twenty-five- (25) year term hereof except as provided herein.

21.04 Should the Plant be sold or leased to a third party at any time during the term hereof and should the operation of the Plant (after such sale) require the consumption of steam and/or chilled water, PURCHASER shall (subject to SUPPLIER's approval) require the purchaser or lessee thereof to assume the obligations of this AGREEMENT.

21.05 All notices, approvals, consents, requests and other communications hereunder shall be in writing and shall be deemed to have been given when delivered to the other party by registered, certified or express mail, return receipt requested, postage prepaid, addressed as follows:

          If to SUPPLIER:     Panda Energy Corporation
                              4100 Spring Valley Rd.
                              Suite 1001
                              Dallas, Texas 75234
                              Attn: President

          if to PURCHASER:    Director of Operations
                              The Bibb Company
                              Terry Products Division
                              P.O. Box 1100
                              Roanoke Rapids, NC 27870

21.06 All amendments to this AGREEMENT must be written and must be signed by both Parties hereto.

21.07 If any provision of this AGREEMENT shall be found to be invalid by any court of competent jurisdiction, such finding shall not invalidate any other provision hereof.

21.08 This AGREEMENT shall inure to the benefit of and shall be binding upon the parties hereto and their respective successors and assigns, in accordance with the terms hereof. Either party hereto and may assign its rights hereunder without approval but may not delegate its obligations without the express written approval of the other party.

21.09 Nothing herein shall be construed as requiring
     PURCHASER to maintain any minimum level of business activity or any minimum level of energy consumption at the Plant.


Section 22 - Conclusion of Operations.

22.01 SUPPLIER shall at the conclusion of the term (original or extended) hereof, close the FACILITY and restore the leased tract. A period of eighteen (18) additional months shall be granted SUPPLIER, at no cost, to remove its equipment and to restore said tract to a reasonably acceptable state.

EXECUTED effective the 12th day of January , 1989.


SUPPLIER                           PURCHASER



By:_____________________________   By:_____________________________
   Hans R. van Kuilenburg             President
   President

STATE OF TEXAS

COUNTY OF DALLAS

Executed and acknowledged by Hans R. van Kuilenburg as the act and deed of PANDA ENERGY CORPORATION before the undersigned
Notary Public this 13th day of January, 1989 to certify which witness my hand and seal of office.

Terri Broerman
Notary Public in and for
Dallas County, Texas

My Commission Expires:

8-7-92


STATE OF GEORGIA

COUNTY OF BIBB

Executed and acknowledged by Alan V. Davis as the act and deed of The Bibb Company, before the undersigned Notary Public this 12th day of January, 1989 to certify which witness my hand and seal of office.

Jim K. Adams
Notary Public in and for Bibb
County Georgia

My Commission Expires:

3-3-92